Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 25, 2015 relating to the financial statements and financial statement schedule of NeuroMetrix, Inc., which is incorporated by reference from NeuroMetrix Inc.’s Annual report on Form 10-K for the year ended December 31, 2014 in Amendment No. 13 to the Registration Statement on Form S-1 (No. 333-188133). We also consent to the reference to us under the heading “Experts” in Amendment No. 13 to the Registration Statement on Form S-1 (No. 333-188133).

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 26, 2015